Exhibit 99.1

NEWS RELEASE

Contact:
Sheila Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS

STRONG FOURTH QUARTER AND

FULL FISCAL YEAR 2010 RESULTS

•                  Net sales for the fourth quarter fiscal 2010 increased 13% to $352.0 million

•                  Income from continuing operations for the fourth quarter fiscal 2010 increased 11% to $25.0 million, or $1.49 per diluted share

•                  Income from continuing operations for fiscal 2010 was $85.3 million, or $5.12 per diluted share

•                  Cash flow from operations for the fourth quarter was $43.2 million and for fiscal year 2010 was $169.6 million

Wayne, PA — April 28, 2010 — Triumph Group, Inc. (NYSE: TGI) today reported that, for the fiscal year ended March 31, 2010, net sales totaled $1.295 billion, a four percent increase from fiscal year 2009 net sales of $1.240 billion.  Income from continuing operations for fiscal year 2010 was $85.3 million, or $5.12 per diluted share, versus $92.7 million, or $5.59 per diluted share, for fiscal year 2009.  Net income for fiscal year 2010 was $67.8 million, or $4.07 per diluted share, versus $88.0 million, or $5.30 per diluted share, for the prior fiscal year.  The number of shares used in computing diluted earnings per share for fiscal year 2010 was 16.7 million shares.  During the fiscal year, the company generated $169.6 million of cash flow from operations. The results for the fiscal year included $6.1 million of incremental non-cash interest expense associated with the adoption of ASC 470-20 (formerly FSP APB 14-1), which required a change in accounting method for convertible debt interest, and approximately $5.3 million of interest expense associated with the senior subordinated notes issued during the third quarter of fiscal year 2010.  Approximately $4.1 million of start up costs related to the Mexican facility were included in the results for the fiscal year.  Prior year results were restated to reflect the adoption of ASC 470-20, resulting in an incremental $6.2 million of interest expense over the previously reported amount.

For the fourth quarter ended March 31, 2010, net sales were $352.0 million, a thirteen percent increase from last year’s fourth quarter net sales of $311.2 million.  Income from continuing operations for the fourth quarter of fiscal year 2010 increased eleven percent to $25.0 million, or $1.49 per diluted share, versus $22.6 million, or $1.36 per diluted share, for the fourth quarter of the

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prior fiscal year.  Net income for the fourth quarter of fiscal year 2010 increased eighteen percent to $24.7 million, or $1.47 per diluted share, versus $20.9 million, or $1.26 per diluted share, for the fourth quarter of the prior fiscal year.  The number of shares used in computing diluted earnings per share for the fourth quarter of fiscal year 2010 was 16.8 million shares.  During the quarter, the company generated $43.2 million of cash flow from operations.  The results for the quarter included $1.6 million of incremental non-cash interest expense associated with the adoption of ASC 470-20 and approximately $3.6 million of interest expense associated with the senior subordinated notes issued in November, 2009.  Approximately $1.25 million of start up costs related to the Mexican facility were also included in the results for the quarter.  Prior year fourth quarter results were restated to reflect the adoption of ASC 470-20, resulting in an incremental $1.5 million of interest expense over the previously reported amount.

Richard C. Ill, Triumph’s Chairman and Chief Executive Officer, said, “We are proud of the results we achieved during the fourth quarter.  In particular, we were able to deliver organic sales growth within our Aerospace Systems Group, increase operating income and improve our underlying margin on both a year over year and sequential basis.  In addition, we saw our backlog grow during the fourth quarter.  During the year, we managed our company conservatively, focusing on reducing costs, improving operations and maximizing cash flow.  The impact of these efforts is reflected in our fourth quarter results as well as the strong cash flow generated throughout the year.”

Aerospace Systems

The Aerospace Systems segment reported net sales for fiscal year 2010 of $1.073 billion, compared to $988.4 million for the prior fiscal year, an increase of nine percent.  For the fourth quarter of fiscal year 2010, net sales increased eighteen percent to $294.2 million from $249.8 million for the prior fiscal year period.  Organic sales growth for the quarter was three percent.  Operating income for fiscal year 2010 was $170.5 million, compared to $168.0 million for the prior fiscal year, an increase of two percent.  For the fourth quarter, operating income increased twenty-three percent to $50.4 million versus $41.2 million for the prior fiscal year quarter.  Operating margin for the quarter increased to seventeen percent, a four percent year over year improvement and a fifteen percent sequential improvement.  Operating income for the quarter included $1.1 million of legal expenses associated with the previously disclosed trade secret litigation resulting in total associated legal expenses for the full fiscal year of $4.6 million.

Aftermarket Services

The Aftermarket Services segment reported net sales for fiscal year 2010 of $225.0 million, compared to $254.6 million for the prior fiscal year, a decrease of twelve percent.  For the fourth quarter of fiscal year 2010, net sales decreased six percent to $58.5 million from $62.1 million for the prior fiscal year period.  Operating income for fiscal year 2010 was $11.1 million, compared to $10.9 million for the prior fiscal year, an increase of two percent.  For the fourth quarter, operating income increased 104 percent to $3.8 million versus $1.9 million for the prior fiscal year quarter.  Operating margin for the quarter increased to seven percent, a 116 percent year over year improvement and a 141 percent sequential improvement.

Outlook

In commenting on the outlook for fiscal year 2011, Mr. Ill said, “We are entering our new fiscal year with a strong backlog and a very solid balance sheet.  Based on current aircraft production rates, we project sales in the range of $1.3 to $1.4 billion and earnings per share from continuing operations for the fiscal year of approximately $4.65 per diluted share, excluding transaction and integration costs from the recently announced agreement to acquire Vought Aircraft Industries, Inc.  This

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guidance does not reflect the earnings and associated accretion which we expect from the Vought acquisition.  The number of shares used in computing diluted earnings per share was 17.2 million shares.  Included in this guidance is approximately $5.0 million of legal expenses associated with the trade secret litigation, the full year effect of the November, 2009 high yield debt offering and approximately $2.5 million of start up costs related to the Mexican facility, which is in addition to our investment in capital and infrastructure.”

Mr. Ill further stated, “Our acquisition of Vought remains on track for a late June/early July close.  We are working our way through the various regulatory requirements leading up to a shareholder vote.  We are focusing a significant amount of our time on the integration of our two companies and we remain excited about what the acquisition will mean to our combined business, our employees, our customers and our shareholders.  We will update our fiscal year 2011 guidance for the inclusion of Vought upon the closing of the acquisition.”

As previously announced, Triumph Group will hold a conference call tomorrow at 8:30 a.m. (ET) to discuss the fiscal year 2010 fourth quarter and year-end results.  The conference call will be available live and archived on the company’s website at http://www.triumphgroup.com.  A slide presentation will be included with the audio portion of the webcast.  An audio replay will be available from April 29th until May 6th by calling (888)266-2081 (Domestic) or (703)925-2533 (International), passcode #1449287.

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company’s website at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including expectations of future aerospace market conditions, aircraft production rates, financial and operational performance, revenue and earnings growth, sales and earnings results for fiscal 2011 and the closing of the Vought acquisition and its impact.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING 8 PAGES

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

CONDENSED STATEMENTS OF INCOME

Net sales	$351,982	$311,188	$1,294,780	$1,240,378

Operating income	47,345	35,441	155,281	151,914

Interest expense and other	10,270	2,663	28,865	16,929
Gain on early extinguishment of debt	0	(299)	(39)	(880)
Income tax expense	12,079	10,508	41,167	43,124

Income from continuing operations	24,996	22,569	85,288	92,741
Loss from discontinued operations, net of tax	(324)	(1,631)	(17,526)	(4,745)

Net income	$24,672	$20,938	$67,762	$87,996

Earnings per share - basic:

Income from continuing operations	$1.52	$1.38	$5.18	$5.66
Loss from discontinued operations	$(0.02)	$(0.10)	$(1.06)	$(0.29)
Net income	$1.50	$1.28	$4.12	$5.37

Weighted average common shares outstanding - basic	16,474	16,392	16,459	16,384

Earnings per share - diluted:

Income from continuing operations	$1.49	$1.36	$5.12	$5.59
Loss from discontinued operations	$(0.02)	$(0.10)	$(1.05)	$(0.29)
Net income	$1.47	$1.26	$4.07	$5.30

Weighted average common shares outstanding - diluted	16,792	16,587	16,666	16,584

Dividends declared and paid per common share	$0.04	$0.04	$0.16	$0.16

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except per share data)

BALANCE SHEET

	March 31,	March 31,
	2010	2009
Assets
Cash and cash equivalents	$157,218	$14,478
Accounts receivable, net	214,497	209,463
Inventory	363,925	389,348
Rotable assets	25,587	25,652
Deferred income taxes	7,616	1,727
Assets held for sale	5,051	27,695
Prepaid income taxes	947	4,434
Prepaid expenses and other	8,834	6,021
Current assets	783,675	678,818

Property and equipment, net	327,634	332,467
Goodwill	502,074	459,541
Intangible assets, net	79,844	108,350
Other	18,392	12,031

Total assets	$1,711,619	$1,591,207

Liabilities & Stockholders’ Equity

Accounts payable	$92,859	$103,711
Accrued expenses	111,158	109,580
Liabilities related to assets held for sale	899	4,283
Current portion of long-term debt	91,929	89,085
Current liabilities	296,845	306,659

Long-term debt, less current portion	424,351	370,311
Income taxes payable, non-current	3,290	2,917
Deferred income taxes, non-current	113,640	108,413
Other non-current liabilities	12,807	14,344

Stockholders’ Equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 16,817,931 and 16,763,984 shares issued	17	16
Capital in excess of par value	314,870	311,434
Treasury stock, at cost, 144,677 and 174,417 shares	(7,921)	(9,785)
Accumulated other comprehensive income (loss)	705	(2,233)
Retained earnings	553,015	489,131
Total stockholders’ equity	860,686	788,563

Total liabilities and stockholders’ equity	$1,711,619	$1,591,207

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

SEGMENT DATA

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Net sales:
Aerospace Systems	$294,218	$249,807	$1,073,494	$988,359
Aftermarket Services	58,486	62,082	224,991	254,638
Elimination of inter-segment sales	(722)	(701)	(3,705)	(2,619)
	$351,982	$311,188	$1,294,780	$1,240,378

Operating income (loss):
Aerospace Systems	$50,436	$41,152	$170,457	$168,006
Aftermarket Services	3,815	1,874	11,109	10,876
Corporate	(6,906)	(7,585)	(26,285)	(26,968)
	$47,345	$35,441	$155,281	$151,914

Depreciation and amortization:
Aerospace Systems	$10,116	$8,896	$40,789	$34,784
Aftermarket Services	3,244	3,309	12,894	13,515
Corporate	200	121	735	312
	$13,560	$12,326	$54,418	$48,611

Capital expenditures:
Aerospace Systems	$8,816	$10,610	$26,013	$34,618
Aftermarket Services	661	2,128	3,895	8,804
Corporate	421	1,431	1,757	1,999
	$9,898	$14,169	$31,665	$45,421

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We prepare and publicly release quarterly unaudited financial statements prepared in accordance with GAAP. In accordance with recent Securities and Exchange Commission (the “SEC”) guidance on Compliance and Disclosure Interpretations, we also disclose and discuss certain non-GAAP financial measures in our public releases. Currently, the non-GAAP financial measure that we disclose is EBITDA, which is our income from continuing operations before interest, income taxes, depreciation and amortization. We disclose EBITDA on a consolidated and an operating segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations

We view EBITDA as an operating performance measure and as such we believe that the GAAP financial measure most directly comparable to it is income from continuing operations. In calculating EBITDA, we exclude from income from continuing operations the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. EBITDA is not a measurement of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to net income (loss), income from continuing operations, or as an indicator of any other measure of performance derived in accordance with GAAP. Investors and potential investors in our securities should not rely on EBITDA as a substitute for any GAAP financial measure, including net income (loss) or income from continuing operations. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of EBITDA to income from continuing operations set forth below, in our earnings releases and in other filings with the SEC and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the GAAP financial information with our EBITDA.

EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 15 years expanding our product and service capabilities partially through acquisitions of complementary businesses. Due to the expansion of our operations, which included acquisitions, our income from continuing operations has included significant charges for depreciation and amortization. EBITDA excludes these charges and provides meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of EBITDA helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe EBITDA is a measure of our ongoing operating performance because the isolation of non-cash charges, such as depreciation and amortization, and non-operating items, such as interest and income taxes, provides additional information about our cost structure, and, over time, helps track our operating progress. In addition, investors, securities analysts and others have regularly relied on EBITDA to provide a financial measure by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our income from continuing operations to calculate EBITDA and the material limitations associated with using this non-GAAP financial measure as compared to income from continuing operations:

•                  Amortization expenses may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights and licenses. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•                  Depreciation may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•                  The amount of interest expense and other we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other to be a representative component of the day-to-day operating performance of our business.

•                  Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business.  However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures, continued

Management compensates for the above-described limitations of using non-GAAP measures by using a non-GAAP measure only to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

The following table shows our EBITDA reconciled to our income from continuing operations for the indicated periods (in thousands):

	Three Months Ended		Twelve Months Ended
Earnings before Interest, Taxes, Depreciation and	March 31,		March 31,
Amortization (EBITDA):	2010	2009	2010	2009

Income from Continuing Operations	$24,996	$22,569	$85,288	$92,741

Add-back:
Income Tax Expense	12,079	10,508	41,167	43,124
Gain on Early Extinguishment of Debt	0	(299)	(39)	(880)
Interest Expense and Other	10,270	2,663	28,865	16,929
Depreciation and Amortization	13,560	12,326	54,418	48,611

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$60,905	$47,767	$209,699	$200,525

Net Sales	$351,982	$311,188	$1,294,780	$1,240,378

EBITDA Margin	17.3%	15.3%	16.2%	16.2%

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended March 31, 2010
		Segment Data
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Income from Continuing Operations	$24,996

Add-back:
Income Tax Expense	12,079
Gain on Early Extinguishment of Debt	0
Interest Expense and Other	10,270

Operating Income (Expense)	$47,345	$50,436	$3,815	$(6,906)

Depreciation and Amortization	13,560	10,116	3,244	200

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$60,905	$60,552	$7,059	$(6,706)

Net Sales	$351,982	$294,218	$58,486	$(722)

EBITDA Margin	17.3%	20.6%	12.1%	n/a

	Twelve Months Ended March 31, 2010
		Segment Data
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Income from Continuing Operations	$85,288

Add-back:
Income Tax Expense	41,167
Gain on Early Extinguishment of Debt	(39)
Interest Expense and Other	28,865

Operating Income (Expense)	$155,281	$170,457	$11,109	$(26,285)

Depreciation and Amortization	54,418	40,789	12,894	735

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$209,699	$211,246	$24,003	$(25,550)

Net Sales	$1,294,780	$1,073,494	$224,991	$(3,705)

EBITDA Margin	16.2%	19.7%	10.7%	n/a

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended March 31, 2009
		Segment Data
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Income from Continuing Operations	$22,569

Add-back:
Income Tax Expense	10,508
Gain on Early Extinguishment of Debt	(299)
Interest Expense and Other	2,663

Operating Income (Expense)	$35,441	$41,152	$1,874	$(7,585)

Depreciation and Amortization	12,326	8,896	3,309	121

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$47,767	$50,048	$5,183	$(7,464)

Net Sales	$311,188	$249,807	$62,082	$(701)

EBITDA Margin	15.3%	20.0%	8.3%	n/a

	Twelve Months Ended March 31, 2009
		Segment Data
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Income from Continuing Operations	$92,741

Add-back:
Income Tax Expense	43,124
Gain on Early Extinguishment of Debt	(880)
Interest Expense and Other	16,929

Operating Income (Expense)	$151,914	$168,006	$10,876	$(26,968)

Depreciation and Amortization	48,611	34,784	13,515	312

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$200,525	$202,790	$24,391	$(26,656)

Net Sales	$1,240,378	$988,359	$254,638	$(2,619)

EBITDA Margin	16.2%	20.5%	9.6%	n/a

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We use “Net Debt to Capital” as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	March 31,	March 31,
	2010	2009

Calculation of Net Debt
Current portion	$91,929	$89,085
Long-term debt	424,351	370,311
Total debt	516,280	459,396
Less: Cash and cash equivalents	157,218	14,478
Net debt	$359,062	$444,918

Calculation of Capital
Net debt	$359,062	$444,918
Stockholders’ equity	860,686	788,563
Total capital	$1,219,748	$1,233,481

Percent of net debt to capital	29.4%	36.1%

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